Exhibit 99.1

FOR IMMEDIATE RELEASE:
July 31, 2018

Zoetis Media Contacts:	Zoetis Investor Contact:
Elinore White	Steve Frank
1-973-443-2835 (o)	1-973-822-7141 (o)
elinore.y.white@zoetis.com	steve.frank@zoetis.com

Bill Price
1-973-443-2742 (o)
william.price@zoetis.com

Zoetis Completes Acquisition of Abaxis, a Leading Global Provider
of Veterinary Point-of-Care Diagnostic Instruments

•	Announcement follows Abaxis shareholder approval of the transaction

•	Enhances Zoetis’ presence in veterinary diagnostics, a category of the animal health industry with approximately 10% compound annual growth over the last three years[1]

•	Purchase price of US $83 per share in cash, or approximately $2.0 billion in aggregate

PARSIPPANY, N.J. and UNION CITY, CALIF. - July 31, 2018 - Zoetis Inc. (NYSE: ZTS) today announced the completion of the acquisition of Abaxis, a leader in the development, manufacture and marketing of diagnostic instruments for veterinary point-of-care services for $83 per share in cash, or approximately $2.0 billion in aggregate.

The acquisition, which was first announced on May 16, follows the satisfaction of all conditions to the closing, including the receipt of the approval of the acquisition by Abaxis shareholders at a shareholder meeting earlier today. It enhances Zoetis’ presence in veterinary diagnostics, a category of the animal health industry with approximately 10% compound annual growth over the last three years1.

“Abaxis, with its VetScan® family of diagnostic instruments, brings Zoetis experienced colleagues and a proven, competitive platform for growth in diagnostics. By leveraging our global scale and direct customer relationships in approximately 45 countries, we can help Abaxis accelerate that growth in the U.S. and worldwide,” said Juan Ramón Alaix, Chief Executive Officer of Zoetis. “Together, we can bring more veterinarian customers comprehensive solutions to predict, prevent, detect and treat disease in animals.”

Zoetis company executives will comment on the acquisition and provide updated financial guidance at the company’s second quarter 2018 financial results webcast and conference call on August 2, 2018, at 8:30 a.m. (ET). Investors and the public may access the live webcast by visiting the Zoetis website at http://investor.zoetis.com/events-presentations. A replay of the webcast will be archived and made available by August 2, 2018.

About Zoetis
Zoetis is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products, genetic tests, biodevices and a range of services. Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in more than 100 countries. In 2017, the company generated annual revenue of $5.3 billion with approximately 9,000 employees. For more information, visit www.zoetis.com.

Cautionary Statement Regarding Forward-Looking Information
Statements included in this communication which are not historical in nature or do not relate to current facts are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “will,” “anticipate,” “could,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Zoetis Inc. (“Zoetis”) cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties, include, among others, the following possibilities: the outcome of any legal proceedings that may be instituted against

Zoetis or Abaxis, Inc. (“Abaxis”); the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Zoetis and Abaxis do business; the possibility that the completion of the transaction was more expensive than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the ability to complete the integration of Abaxis successfully; and other factors that may affect future results of Zoetis. Additional factors that could cause results to differ materially from those described above can be found in Zoetis’ Annual Report on Form 10-K for the year ended December 31, 2017, which is on file with the Securities and Exchange Commission (the “SEC”) and in other documents Zoetis files with the SEC.

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1 Based on internal estimates and publicly available information

3